Exhibit 10.64
EMPLOYMENT AGREEMENT FOR FRED J. KLEISNER
AMENDMENT NO. 2
This Amendment No. 2 to the Employment Agreement for Fred J. Kleisner (“Amendment No. 2”) is made, effective as of April  21, 2009, by and between Morgans Hotel Group Co., a Delaware corporation (the “Company”), and Fred J. Kleisner (“Executive”).
Recitals:
WHEREAS, Executive and the Company previously entered into an Employment Agreement, effective as of December 10, 2007, as amended by Amendment No. 1 to the Employment Agreement, effective as of December 31, 2008 (the “Employment Agreement”); and
WHEREAS, as a condition to an award of LTIP units to Executive by the Compensation Committee of the Board of Directors of the Company on April 9, 2009, Executive and the Company desire to further amend the Employment Agreement to eliminate certain obligations of the Company to grant Executive an equity award in the event the Employment Agreement is not renewed at the end of its term.
Agreement:
NOW, THEREFORE, in consideration of the agreements contained herein and of such other good and valuable consideration, the sufficiency of which Executive acknowledges, the Company and Executive, intending to be legally bound, agree as follows:
1. Paragraph 3.a. of the Employment Agreement is hereby amended to read as follows:
“a. Term. This Agreement shall commence on the Commencement Date and shall terminate on December 31, 2010 (the “Employment Period”), unless earlier terminated by either party as provided below. If the parties have failed to extend this Agreement or enter into a new agreement on or before the end of the Employment Period, and Employee’s employment terminates, for any reason, at the end of the Employment Period, the Company’s only obligation to Employee upon such termination will be to accelerate the vesting of all Equity Awards granted prior to December 31, 2010 and to pay any remaining earned but unpaid Base Salary. Notwithstanding the foregoing or anything else contained in this Agreement to the contrary, if Employee is employed through December 31, 2010, the Board shall determine the amount of any Annual Bonus, if any, to award Employee for calendar year 2010 based on the criteria set forth in paragraph 2.d. of this Agreement, and shall pay such award, if any, on the date in 2011 on which the Company’s other Employees receive bonuses, regardless of whether Employee in employed by the Company on that date.”

2. The provisions of this Amendment No. 2 may be amended and waived only with the prior written consent of the parties hereto. This Amendment No. 2 may be executed and delivered in one or more counterparts, each of which shall be deemed an original and together shall constitute one and the same instrument.
3. Except as set forth in this Amendment No. 2, the Employment Agreement shall remain unchanged and shall continue in full force and effect.
IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment No. 2 on the date first written above.

MORGANS HOTEL GROUP CO.

By:	/s/ Richard Szymanski
Name: Richard Szymanski
Title: CFO

EXECUTIVE
/s/ Fred J. Kleisner
Fred J. Kleisner

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